                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934



                              Shoe Pavilion, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   824894109
                                 (CUSIP Number)


            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section under the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

                                      13G
CUSIP NO. 824894109                                            Page 2 of 4 Pages
--------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS
  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jack Roth
--------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)     [ ]
                                                        (b)     [ ]
--------------------------------------------------------------------------------

3 SEC USE ONLY
--------------------------------------------------------------------------------

4 CITIZENSHIP OR PLACE OF ORGANIZATION   United States
--------------------------------------------------------------------------------

NUMBER OF       5  SOLE VOTING POWER         318,360 shares
SHARES          ----------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER       -0- shares
OWNED BY        ----------------------------------------------------------------
EACH            7  SOLE DISPOSITIVE POWER    276,400 shares
REPORTING       ----------------------------------------------------------------
PERSON WITH     8  SHARED DISPOSITIVE POWER  114,030 shares
--------------------------------------------------------------------------------
9 AGGREGATE AMOUNTS BENEFICIALLY OWNED BY EACH REPORTING PERSON
          390,430 shares
--------------------------------------------------------------------------------

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
--------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNTS IN ROW (9)  5.7%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*
  IN
--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 4 Pages

ITEM 1.

  (a)  Name of Issuer:   Shoe Pavilion, Inc.

  (b) Address of Issuer's Principal Executive Offices:
           3200 Regatta Boulevard
           Richmond, California 94804

ITEM 2.

  (a) Name of Person Filing: Jack Roth

  (b) Address of Principal Business Offices or, if none, Residence:
         1801 Century Park East
         Los Angeles, California 90067

  (c) Citizenship:  United States

  (d) Title of Class of Securities:  Common Stock

  (e) CUSIP Number: 824894109

ITEM 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      Not applicable

ITEM 4.  OWNERSHIP

  (a) Amount beneficially owned: 390,430 shares

  (b) Percentage of Class:       5.7%

  (c) Number of shares as to which the person has

      (i)   Sole power to vote or direct the vote: 318,630 shares

      (ii)  Shared power to vote or to direct the vote: -0- shares

      (iii) Sole power to dispose or to direct the disposition of:
            276,400 shares

      (iv)  Shared power to dispose or to direct the disposition of:
            114,030 shares

                               Page 3 of 4 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

     Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 114,030 shares of the securities referred to herein.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not applicable

ITEM 10. CERTIFICATION

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date: May 11, 2000
                                      /s/ Jack Roth
                                      -------------
                                      JACK ROTH

                               Page 4 of 4 Pages